Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Provident Bankshares Corporation:

We consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 33-73162, 33-62859, and 333-30678) and Forms S-8 (Nos. 33-19352, 33-51462, 33-92510, 333-34409, 333-45651, 333-58881, 333-90520, 333-106158, 333-115176 and 333-115177) of Provident Bankshares Corporation of our reports dated February 29, 2008, with respect to the consolidated statements of condition of Provident Bankshares Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Provident Bankshares Corporation.

The aforementioned report with respect to the consolidated financial statements, refers to changes in the Corporation’s method of accounting for share-based compensation with the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” and its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ KPMG LLP

Baltimore, Maryland

February 29, 2008